Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1/A and the related prospectus to be filed on August 2, 2019 by Genius Brands International, Inc., of our report dated April 1, 2019 relating to the consolidated financial statements of Genius Brands International, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Genius Brands International, Inc. for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SQUAR MILNER LLP

Los Angeles, California

August 2, 2019